Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Senmiao Technology Limited

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 28, 2017, relating to the consolidated financial statements for the year ended March 31, 2017 (except for the effects of the reverse stock split in Note 1 and Note 11 and inclusion of Parent- Only Financials in Note 15 as to which the date is January 29, 2018), which was included in Senmiao Technology Limited’s Annual Report on Form 10-K/A for the year ended March 31, 2018, filed with the Securities and Exchange Commission on March 19, 2019.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 19, 2019